UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2015

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 484-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Interim Chief Financial Officer/Principal Financial Officer

On May 3, 2015, the Board of Directors of Pall Corporation (the “Registrant”) appointed Mr. R. Brent Jones, 45, as the Registrant’s interim Chief Financial Officer and Principal Financial Officer. Effective the same day, Ms. Angelina Rouse resigned as the Registrant’s Principal Financial Officer. Ms. Rouse will continue to serve as the Registrant’s Vice President, Group Financial Officer of Global Operations and Chief Accounting Officer.

Mr. Jones joined the Registrant in 2012. He currently serves as Senior Vice President of Corporate Development and Treasurer with responsibility for Treasury, Corporate Financial Planning & Analysis, Tax, Investor Relations and Corporate Communications. From 2006 to 2012, Mr. Jones served as a Managing Director in the Corporate Finance and Restructuring Group at Bank of America Merrill Lynch's investment bank.

In connection with his appointment as Principal Financial Officer, the Board authorized an increase in Mr. Jones’ base compensation to $450,000 annually and approved a grant of restricted stock units in an aggregate value of $750,000, effective May 3, 2015. The restricted stock units vest on the third anniversary of the grant date, provided Mr. Jones satisfies certain service conditions.

There are no arrangements or understandings between Mr. Jones and any other persons pursuant to which he was appointed as the Registrant’s Interim Principal Financial Officer. There is no family relationship between Mr. Jones and any director or executive officer. The Registrant has not entered into any transactions with Mr. Jones that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation
(Registrant)

May 4, 2015	By:	/s/Roya Behnia
	Name:	Roya Behnia
	Title:	Senior Vice President, General Counsel and
Corporate Secretary